Exhibit 10.9

INDIA NON JUDICIAL Government of National Capital Territory of Delhi e-Stamp

Certificate No.	:	IN-DL15733251032521K

Certificate Issued Date	:	25-Aug-2012 04:07 PM

Account Reference	:	IMPACC (IV)/ dI711403/ DELHI/ DL-DLH

Unique Doc. Reference	:	SUBIN-DLDL71140331621032807355K

Purchased by	:	NETWORK 18

Description of Document	:	Article 5 General Agreement

Property Description	:	NA

Consideration Price (Rs.)	:	0

(Zero)

First Party	:	NETWORK 18

Second Party	:	NA

Stamp Duty Paid By	:	NETWORK 18

Stamp Duty Amount(Rs.)	:	100

(One Hundred only)

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THIS STAMP PAPER IS ATTACHED WITH TRADEMARK LICENSE AGREEMENT DATED 01 SEPTEMBER 2012 EXECUTED

BETWEEN

NETWORK18 MEDIA & INVESTMENTS LIMITED

AND

TV18 HSN HOLDINGS LIMITED

Statuatory Alert:

1.	The authenticity of the Stamp Certificate can be verified at Authorised Collection Centers (ACCs), SHCIL Offices and Sub-registrar Offices (SROs).
2.	The Contact Details of ACCs, SHCIL Offices and SROs are available on the Web site “www.shcilestamp.com”

TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (the “Agreement”) is made and entered into this 1st day of September, 2012 (the “Effective Date”), by and between

Network18 Media & Investments Limited, a company incorporated under the Companies Act, 1956 and having its registered office at 503, 504 & 507, 5th Floor, Mercantile House, 15, K.G. Marg, New Delhi – 110 001 hereinafter referred to as the “Licensor”) which expression shall unless repugnant to the context or meaning thereof, include the legal heirs, successors, legal representatives, assigns, administrators, executors of estate of the party of the FIRST PART.

AND

TV18 HSN Holdings Limited, a company incorporated under the laws of Cyprus, and having its registered office at 10, Diomidous Street, Alphamega Akropolis Building, 3rd Floor, Office 401, 2024 Nicosia, Cyprus, (hereinafter referred to as the “Licensee”) which expression shall unless repugnant to the context or meaning thereof, include the heirs, successors, nominees, administrators, legal representatives, and assigns of the party of the OTHER PART.

The Licensor and the Licensee are collectively referred to as ‘Parties’ and individually as ‘Party’.

WHEREAS:

A.	Licensor has adopted, and has been using and owns exclusive rights in and to the trademarks set forth in Schedule A attached hereto (the “Licensed Marks”);

B.	The Licensee is desirous of using the Licensed Marks for purposes of and in connection with all business and other activities undertaken by the Licensee.

C.	Licensor has agreed to license the Licensed Marks to the Licensee on the terms and conditions hereinafter contained.

Now, therefore, in consideration of the foregoing premises and the mutual covenants and obligations contained herein, the Parties agree as follows:

1. GRANT AND SCOPE OF LICENSE.

1.1 License. Subject to the limitations set forth below, Licensor hereby grants to Licensee and all its present and future subsidiaries, for the Term (defined below), a non-exclusive, worldwide, non-assignable, non-transferable, personal, revocable, limited license to use the Licensed Marks for purposes of and in connection with all business and other activities undertaken by the Licensee.

1.2 Reservation of Rights. All rights not expressly granted herein are reserved by Licensor. Licensee acknowledges that nothing in this Agreement shall give it any right, title, or interest in the Licensed Marks, other than the license rights granted herein.

2. OBLIGATIONS OF LICENSEE.

2.1 Quality Control. Licensee agrees that the nature and quality of all goods, services, publications, promotional material, or items bearing or including the Licensed Marks, if any, and offered by Licensee shall conform to any reasonable and appropriate standards set by Licensor and notified to the Licensee.

2.2 Compliance with Law. Licensee shall comply with all applicable laws and regulations and obtain all appropriate government approvals pertaining to any goods, services, publication, promotional material, or items bearing or including the Licensed Marks.

2.3 Use of the Mark. Licensee shall not at any time, do, or suffer to be done, any act or thing which will in any way impair the rights of Licensor in and to the Licensed Marks, or any registrations thereof which may depreciate the value of the Licensed Marks or the reputation of Licensor. Licensee shall observe any reasonable directions given by Licensor to alter or modify the form as to colors and size of the representations of the Licensed Marks. Licensee further agrees to comply with such further trademark usage guidelines as may be issued by Licensor from time to time.

3. Fee. In consideration of the License granted herein, the Licensee agrees to pay the Licensor an all inclusive yearly fee of INR 10 payable within 30 days of receipt of invoice from the Licensor (the “Fees”). The Fees shall be payable in Indian Rupees. The applicable service tax or such other applicable rate on the Consideration shall be borne by the Licensee.

4. OWNERSHIP OF LICENSED MARK.

4.1 Licensee’s Acknowledgment. Licensee acknowledges that Licensor is the exclusive owner of all right, title and interest in the Licensed Marks and all goodwill associated therewith. Licensee agrees that Licensee’s use of the Licensed Marks will inure solely to the benefit of Licensor and will not create any right, title, or interest for Licensee in the Licensed Marks other than the limited license granted under this Agreement. Licensee shall not challenge Licensor’s rights in or attempt to register the Licensed Marks or any other illustration, item, design, logo, or mark including the Licensed Marks, unless the said registration is with the consent of the Licensor. Licensee shall take no action inconsistent with Licensor’s rights in the Licensed Marks. If at any time Licensee acquires any rights in, or registrations or applications for, the Licensed Marks by operation of law or otherwise, it will immediately upon request by Licensor and at no expense to Licensor, assign such rights, registrations, or applications to

Licensor, along with any and all associated goodwill. Licensor may at its option commence, prosecute, or defend any action or claim concerning the Licensed Marks in the name of Licensor or Licensee, or join Licensee as a party thereto. Licensor shall have the right to control any such litigation. Licensee shall not commence any action regarding the Licensed Marks. Notwithstanding the foregoing, the Licensor hereby grants consent and waives all objections to the registration of HomeShop18 under several classes as a trademark in India and to the registration of domain names by the Licensee, including without limitation, www.HomeShop18.com, www.HomeShop18.in, and www.HomeShop18.co.in.

4.2 Licensor’s Representation. Licensor represents that it has the right and ability to grant to Licensee the limited license provided under this Agreement.

4.3 Infringement. The Licensee shall as soon as it becomes aware thereof give the Licensor in writing full particulars of any use or the proposed use by any other Person of any of the Licensed Marks which amounts or might amount to infringement of the Licensor’s rights in relation to the Licensed Marks. The Licensee shall also notify the Licensor in writing of any allegation that the Licensed Marks are invalid or infringes the rights of any third party, and shall make no comment or admission to any third party in respect thereof.

5. TERM AND TERMINATION.

5.1 Term of Use. This Agreement shall commence from the Effective Date and shall continue in force till 31st August, 2016 (“Term”) unless terminated in accordance with the Termination clause below. This Agreement may be extended for such further period and on such terms and conditions as may be mutually agreed upon and recorded in writing by the Parties atleast 1 month prior to the end of the Term.

5.2 Termination. In case of material breach of the terms of this Agreement by the Licensee, the Licensor shall give 1 (one) month written notice to the Licensee to rectify such material breach. In case the material breach is not rectified within 1 (one) month of written notice, the licensor shall have the right to immediately terminate the Agreement.

5.3 Consequences of Termination:

5.3.1 In case the Parties are not able to negotiate a renewal of the Agreement atleast 1 month prior to the end of the Term, the Licensee shall insure that within 2 months of end of the Term, the Licensee shall make all necessary efforts in order to stop usage of Licensed Marks and shall apply for such amendments with regulatory authorities as required to effect a change in the marks being used by the Licensee so that they do not include or resemble the Licensed Marks.

5.3.2 In case of Termination of the Agreement due to breach on part of the Licensee, the Licensee shall insure that within 15 (fifteen) days of termination, the Licensee shall make all necessary efforts in order to stop usage of Licensed Marks and shall apply for such amendments with regulatory authorities as required to effect a change in the marks being used by the Licensee so that they do not include or resemble the Licensed Marks.

6. INDEMNITY

6.1 The Licensee shall indemnify, defend and hold harmless the Licensor and their respective officers, directors, employees and agents (collectively the “Indemnified Persons”) from and against any and all direct losses, claims, costs, liabilities, judgments, expenses or damages (including without limitation reasonable attorney’s fees) that the Indemnified Person may incur or suffer as a result of or arising out of breach of any representation or misrepresentation made by the Licensee under this Agreement.

7. MISCELLANEOUS.

7.1 Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the Republic of India and courts of Delhi shall have exclusive jurisdiction in relation to any disputes arising hereunder. Any and all disputes or claims arising under this Agreement or out of or in connection with the execution, interpretation, performance, or non-performance of this Agreement or any or all of the foregoing shall be solely and finally settled by arbitration under the Indian Arbitration and Conciliation Act, 1996. All arbitration proceedings shall be conducted by a sole arbitrator to be appointed by the Licensor and shall be conducted in the English language and the place of arbitration shall be Delhi.

7.2 Notices. Any notice given under this Agreement shall be in writing and shall be delivered to the addresses set forth below the signatures of the parties, unless a party changes its address by written notice to the other party. Notices shall be deemed effectively received upon five days following being mailed by registered mail, return receipt requested, or upon receipt of confirmation following transmission by facsimile machine.

7.3 Entire Agreement. This Agreement constitutes the complete, final and exclusive agreement between the parties with respect to the subject matter hereof and shall supersede any and all prior oral or written representations, conditions, warranties, understandings, proposals or agreements between the parties regarding the subject matter hereof.

7.4 Amendment and Waiver. No provision of this Agreement may be amended or waived except by a writing signed by both parties.

7.5 Severability. Any invalidity, in whole or in part, of one provision of this Agreement shall not affect the validity of any other provision of this Agreement.

7.6 Successors. Subject to the prohibitions against assignment contained herein, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

7.7 Survival. Paragraphs and subparagraphs 1.2, 2, 3, 4, 5, 6 and 7.7 shall survive termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the last date below.

LICENSOR:		LICENSEE:

Network18 Media & Investments Limited		TV18 HSN Holdings Limited

By:	/s/ R.D.S BAWA	By:	/s/ MILORAD VUJNOVIC
Title:	GROUP CFO	Title:	DIRECTOR
Date:	1st SEPT 2012	Date:	01 SEP 2012

SCHEDULE A TO TRADEMARK LICENSE AGREEMENT

1.	Licensor Trademarks shall include the “18” name and logo and any other aspects of Licensee’s trade/service names/dress/logo in which Licensor has a proprietary interest decided at the sole discretion of the Licensor.

“18 Logo”